BRIDGES INVESTMENT FUND, INC.

SIMPLE INDIVIDUAL RETIREMENT ACCOUNT

CUSTODIAL AGREEMENT

This Custodial Agreement, made and entered into as of the 1st day of January, 1998, is hereby amended and restated as of the first day January, 2002, by and between BRIDGES INVESTMENT FUND, INC. (hereinafter referred to as the "Sponsor") and U.S. BANK NATIONAL ASSOCIATION (hereinafter referred to as the "Custodian"),

WITNESSETH:

ARTICLE I

A. Upon completion and execution of the Application Form by an individual (hereinafter the "Participant") and upon acceptance thereof by the Custodian, the Custodian shall establish and maintain a SIMPLE Individual Retirement Custodial Account (hereinafter the "Account"), in the name of the Participant, pursuant to the terms and conditions of this Agreement. The Account established for the Participant shall be a SIMPLE IRA as described in Section 408(p) of the Internal Revenue Code. The contributions to the SIMPLE IRA on behalf of the Participant and any accumulations and earnings thereon shall be credited to the Account. The Account shall be established and maintained for the exclusive benefit of the Participant and his Beneficiary or Beneficiaries.

B. The amount of each contribution on behalf of the Participant shall be applied to the purchase of shares of Bridges Investment Fund, Inc. (hereinafter referred to as "Investment Company Shares"). Such purchases shall be made on the first business day following the day said contribution is received; provided, however, if the contribution received is less than $500 then, in such event, the purchase of Investment Company Shares shall be made not later than the next following 5th, 15th or 25th day of the month after receipt of the contribution.

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All cash dividends and capital gain distributions received in respect of Investment Company Shares held in the Participant's Account shall be reinvested in shares of the Investment Company from which they were received and such shares shall be credited to such Account. Such reinvestment shall be made on the last bank business day of the month in which the distribution is received by the Custodian and on which such shares are offered for sale. The amount of each such distribution, unless received in additional shares of such Company, and the amount of each contribution credited to such Account shall be applied to the purchase of as many full Investment Company Shares as can be purchased with the amount of such contribution or distribution plus any uninvested, unexpended balance of any prior such amount credited to such Account, and the Custodian, in its discretion may, but need not, purchase fractional shares of such Company. Any uninvested, unexpended balance of such contribution or distribution shall remain credited to such Account. If any distribution may be received at the election of the shareholder in additional Investment Company Shares or in cash or other property, the Custodian shall elect to receive such distribution in additional Investment Company Shares. All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee, but ownership thereof shall be deemed vested in the Participant subject to the terms and provisions of this Agreement.

C. No portion of the amount held in the Account shall be used for the purchase of a life insurance contract. The assets of the Account shall not be commingled with other property except in a common trust fund or common investment fund as defined in Section 408 of the Internal Revenue Code (hereinafter the "Code") and appurtenant regulations.

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D. The value of the Participant's interest in his Account shall be one hundred percent (100%) vested in such Participant at all times but the Participant shall not have any right to pledge any part of his Account as security for a loan or to assign, transfer, encumber, or anticipate his interest in his Account, or any payments to be made thereunder, and no benefit, right or interest of any Participant shall be in any way subject to any legal process of execution, garnishment or attachment.

ARTICLE II

A. This SIMPLE IRA will accept only cash contributions made on behalf of the Participant pursuant to the terms of a SIMPLE IRA Plan described in Section 408(p) of the Code. A rollover contribution or a transfer of assets from another SIMPLE IRA of the Participant will also be accepted. No other contributions will be accepted.

B. The interest of the Participant in the balance of the Account shall at all times be nonforfeitable.

ARTICLE III

A. The entire interest of the Participant in the Account must be, or commence to be, distributed no later than the April 1 following the calendar year in which the Participant attains the age of 70-1/2 years (the "Required Beginning Date"). For each succeeding year (including the year of the Required Beginning Date), a distribution must be made on or before December 31. Not later than the Required Beginning Date the Participant may elect, in a form and at such time as may be acceptable to the Custodian, to have the balance of his Account distributed in one or more of the following forms:

(1) A single sum payment; or

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(2) Equal or substantially equal monthly, quarterly or annual payments, over a period certain not longer than the life expectancy of the Participant; or

(3) Equal or substantially equal monthly, quarterly or annual payments over a period certain not longer than the life of the Participant, or the joint lives of the Participant and his or her designated Beneficiary.

Payments made in accordance with the preceding options will continue only so long as amounts remain in the Account. Once the Account is exhausted, the Custodian will be relieved of any and all liability to make payments to the Participant or his Beneficiary. Notwithstanding that distributions may have commenced to a Participant, the Participant may elect to receive the undistributed portion of the Account in another form provided herein. If the Participant fails to elect a method of distribution on or before the Required Beginning Date, distribution to the Participant will be made on the Required Beginning Date by a single sum payment.

B. For distributions made during the Participant's lifetime, if the Participant elects a mode of distribution under (2) or (3) above, the minimum payments that must be made each year (commencing with the calendar year in which the individual attains age 70-1/2 and continuing through the year of death), shall not be less than the quotient obtained by dividing the entire interest of the Participant in the Account as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Q&A-2 of Section 1.401(a)(9)-9 of the Income Tax Regulations, using the Participant's age as of his or her birthday in the year. However, if the Participant's sole designated Beneficiary is his or her surviving spouse and such spouse is more than 10 years younger than the Participant, then the distribution period is determined under the Joint and Last Survivor Table in Q&A-3 of Section 1.401(a)(9)-9, using the ages as of the Participant's and spouse's birthdays in the year. Payments for taxable years after the first distribution calendar year shall be made by December 31 of each such year.

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C. If the Participant dies on or after the Required Beginning Date, the remaining portion of his or her interest in the Account will be distributed at least as rapidly as follows:

(1) If the Participant's designated Beneficiary is someone other than the Participant's surviving spouse, the remaining interest will be distributed over the remaining life expectancy of the Participant's designated Beneficiary, with such life expectancy determined using the Beneficiary's age as of his or her birthday in the year following the year of the Participant's death, or over the period described in Article III.C(3) below if longer.

(2) If the Participant's sole designated Beneficiary is the Participant's surviving spouse, the remaining interest will be distributed over such spouse's life or over the period described in Article III.C(3) below if longer. Any interest remaining after such spouse's death will be distributed over such spouse's remaining life expectancy determined using the spouse's age as of his or her birthday in the year of the spouse's death, or, if the distributions are being made over the period described in Article III.C(3) below, over such period.

(3) If there is no designated Beneficiary of the Participant, or if applicable by operation of Articles III.C(1) or III.C(2) above, the remaining interest will be distributed over the Participant's remaining life expectancy determined in the year of the Participant's death.

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(4) The amount to be distributed each year under Articles III.C(1), III.C(2), or III.C(3), beginning with the calendar year following the calendar year of the Participant's death, is the quotient obtained by dividing the value of the Account as of the end of the preceding year by the remaining life expectancy specified in such paragraph. Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations.

If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's or Participant's age in the year specified in Articles III.C(1), III.C(2), or III.C(3) and reduced by 1 for each subsequent year.

D. If the Participant dies before the Required Beginning Date, his or her entire interest in the Account will be distributed at least as rapidly as follows:

(1) If the designated Beneficiary is someone other than the Participant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Participant's death, or, if elected, in accordance with Article III.D(3) below.

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(2) If the Participant's sole designated Beneficiary is the Participant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death (or by the end of the calendar year in which the Participant would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with Article III.D(3) below. If the surviving spouse dies before distributions are required to begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Article III.D(3) below. If the surviving spouse dies after distributions are required to begin, any remaining interest will be distributed over the spouse's remaining life expectancy determined using the spouse's age as of his or her birthday in the year of the spouse's death.

(3) If there is no designated Beneficiary, or if applicable by operation of Article III.D(1) or III.D(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Participant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under Article III.D(2) above).

(4) The amount to be distributed each year under Articles III.D(1) or III.D(2) is the quotient obtained by dividing the value of the Account as of the end of the preceding year by the remaining life expectancy specified in such Article. Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in Article III.D(1) or III.D(2) and reduced by 1 for each subsequent year.

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E. The "value" of the Account includes the amount of any outstanding rollover, transfer and recharacterization under Q&A-7 and Q&A-8 of Section 1.408-8 of the Income Tax Regulations.

F. If the sole designated Beneficiary is the Participant's surviving spouse, the spouse may elect to treat the Account as his or her own Account. This election will be deemed to have been made if such surviving spouse makes a contribution to the Account (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the owner) or fails to take required distributions as a Beneficiary.

G. In all cases under Articles III.C, III.D, III.E, III.F, the Beneficiary may elect at any time to accelerate or increase the payments otherwise provided for hereunder unless the Participant, on a form prescribed by the Custodian, has elected a specific payment term or a method which will apply to the Beneficiary, including a surviving spouse.

An individual may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408 (b) (3) of the Code by receiving a distribution from one individual retirement account that is equal to the amount required to satisfy the minimum distribution requirements for two or more individual retirement accounts. For this purpose, the owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1, C.B. 524, to satisfy the minimum distribution requirements described above.

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For all purposes of this Article III, a Participant's "Beneficiary" shall be the person or persons designated as such in the Participant's Application Form or such other person or persons who from time to time may be designated by the Participant on a beneficiary designation form prescribed by the Sponsor and filed with the Sponsor before the Participant's death. In the absence of a valid Beneficiary designation, the Participant's Beneficiary shall be the Participant's spouse, if living, otherwise the Participant's estate. If the Participant designates multiple Beneficiaries, unless the Participant directs otherwise, then upon the Participant's death, the Custodian shall divide the Depositor's remaining Account balance into separate shares in accordance with each Beneficiary's share of the Account as determined under the Depositor's beneficiary designation.

For all purposes of this Article III, distributions are considered to have begun if the distributions are made on account of the Participant reaching his or her Required Beginning Date. If the Participant receives distributions prior to the Required Beginning Date and the Participant dies, distributions will not be considered to have begun.

Notwithstanding any provision of this Article III to the contrary, the distribution of a recipient's interest hereunder shall be made in accordance with the minimum distribution requirements of Section 408(a)(6) of the Code and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. The minimum distributions calculated for this Account may be withdrawn from another IRA of the Participant in accordance with Q&A-9 of Section 1.408-8 of the Income Tax Regulations.

H. Subject to Article III.I below, the Participant shall have the right to withdraw all or any part of his Account upon written notice to the Custodian. As a rule, if a distribution is made to a Participant before such Participant attains the age of 59-1/2 years (a "pre-age 59-1/2 distribution"), the Participant may be subject to a ten percent (10%) federal penalty tax on the amount of the premature distribution in addition to the ordinary federal and state income taxes for the distribution. As exceptions to the rule, the 10% federal penalty tax may not apply if a pre-age 59-1/2 distribution is on account of the death or Disability, or if the distribution is a part of a series of substantially equal periodic payments (within the meaning of Section 72(t)(2)(A)(iv) of the Code), or if the distribution is a qualified first-time homebuyer distribution (within the meaning

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of Section 72(t)(2)(F) of the Code), or for qualified higher education expenses (within the meaning of Section 72(t)(2)(E) of the Code). "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. If the Participant uses all or any portion of his Account as security for a loan, or if all or any portion of the Account is invested in collectibles (within the meaning of Section 408(m) of the Code) then such portion of his Account shall be treated as being distributed to the Participant and shall be subject to the tax and penalty discussed above. A payment that is to be a rollover contribution to another SIMPLE IRA or the setting aside of all or any portion of the Account to the spouse of the Participant under a divorce decree or a written instrument incident to such divorce, shall not be deemed to be a distribution. Except in the case of Participant's death or Disability (as defined in Section 72(m)(7) of the Code) or attainment of age 59-1/2, before distributing an amount from the Account, the Custodian may require from the Participant a declaration of the Participant's intention as to the disposition of the amount distributed.

I. Prior to the expiration of the 2-year period beginning on the date the Participant first participated in any SIMPLE IRA Plan maintained by the Participant's employer, any rollover or transfer by the Participant of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Participant. Any distribution of funds to the Participant during this 2-year period may be subject to a twenty-five percent (25%) additional tax if the Participant does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Participant may roll over or transfer funds to any IRA of the Participant that is qualified under Sections 408(a), (b) or (p) of the Code, or to another eligible retirement plan described in Section 402(c)(8)(B) of the Code.

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ARTICLE IV

A. The Participant agrees to provide such information to the Custodian at such time and in such manner as may be necessary for the Custodian to prepare any reports required pursuant to Section 408 of the Code and the regulations thereunder, as well as any other information returns as may be required by the Custodian under federal or state tax laws.

B. The Custodian agrees to submit reports to the Internal Revenue Service and the Participant at such time and in such manner and containing such information concerning minimum distributions as is prescribed by the Internal Revenue Service.

C. If contributions made on behalf of the Participant pursuant to a SIMPLE IRA Plan maintained by the Participant's employer are received directly by the Custodian from the employer, the Custodian will provide the employer with the summary description required by Section 408(l)(2) of the Code.

ARTICLE V

A. The Custodian shall make payments from the Participant's Account from time to time in accordance with written instructions, in form acceptable to the Custodian, received from the Participant. The Custodian shall be fully protected in acting on written instructions of the Participant and shall not be liable with respect to such payment. The Participant shall be solely responsible for determining his eligibility to participate in the Account and the timeliness and tax consequences of distributions from the Account. The Custodian shall be entitled to rely absolutely on the representations of the Participant with respect to all such matters. The Custodian shall only be held responsible for a failure to use ordinary diligence in safekeeping all funds deposited hereunder or making payments as required by the Participant.

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B. The Custodian shall not engage in any prohibited transactions as defined in Section 4975 of the Code.

C. The Custodian may, pursuant to such procedures as may be established from time to time, receive direct transfers of amounts from other individual retirement accounts of the Participant to the Participant's Account established hereunder.

ARTICLE VI

A. The Sponsor, with the consent of the Custodian, may amend any or all provisions of this Custodial Agreement or the Application Form at any time. Any such amendment may be retroactive and shall be effective as of the date specified therein. By executing the Application Form, the Participant shall be deemed to have delegated to the Sponsor the power to make such amendments and to have consented thereto. The Sponsor shall notify the Participant of any such amendment within thirty (30) days after the date of adoption of such amendment or its effective date, whichever is later. No such amendment shall authorize or permit any part of the Participant's Account to be used for or diverted to purposes other than for the exclusive benefit of the Participant and his Beneficiary or Beneficiaries.

B. The Participant or the Custodian shall have the right to terminate the Account upon 60 days written notice to the other party. In the event of such termination, the Custodian shall make distribution of the Account to the Participant or to another SIMPLE IRA or successor Custodian designated by the Participant. If this SIMPLE IRA is maintained by a designated financial institution (within the meaning of Section 408(p)(7) of the Code) under the terms of a SIMPLE IRA Plan of the Participant's employer, the Participant must be permitted to transfer the Participant's balance without cost or penalty (within the meaning of Section 408(p)(7) of the Code) to another IRA of the individual that is qualified under Sections 408(a), (b) or (p), or to another eligible retirement plan described in Section 402(c)(8)(B) of the Code.

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Notwithstanding any other provision hereof, the Participant may revoke the Account at any time within seven (7) days after the date of execution of the Application form by mailing or delivering a written notice of revocation to the Custodian as provided in Section 1 of the Disclosure Statement which is furnished to the Participant upon the establishment of this Account.

C. The Sponsor and Custodian shall at all times administer the Account in accordance with the applicable federal tax laws which govern individual retirement accounts and such Participant and Beneficiary of the Account shall be deemed to have consented to any such action taken pursuant to this standard notwithstanding any provision in this Custodial Agreement to the contrary.

EXECUTED this ____ day of ___________, 200

  BRIDGES INVESTMENT FUND, INC.,

                               Sponsor

  By: _______________________________

  President

  U.S. BANK NATIONAL ASSOCIATION,

  Custodian

  By: _______________________________

  Its: __________________________

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  BRIDGES INVESTMENT FUND, INC.

  SIMPLE INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT

  APPLICATION FORM

  The undersigned, by completing this Application Form as the Participant, hereby establishes an Individual Retirement Custodial Account and SIMPLE IRA with the U.S. Bank National Association, pursuant to the Bridges Investment Fund, Inc. SIMPLE Individual Retirement Account Custodial Agreement, the terms of which are incorporated herein by this reference. The undersigned acknowledges receipt of a copy of said Custodial Agreement and a Disclosure Statement regarding said Custodial Agreement.

  I. Account Information

  A. Name and Address of Participant:

  B. Social Security Number:

  C. Birth Date:

  D. Taxable Year (if other than calendar year):

  E. Name of Spouse:

  F. Name of Beneficiary or Beneficiaries and addresses if other than spouse:

  II. Fees

  Until otherwise changed in accordance with the terms of the Custodial Agreement, the Custodian shall receive fees for its services with respect to each Account established hereunder as follows:

  A. Acceptance Fee: $5.00, payable upon establishment of the Account.

  B. Annual Maintenance Fee: $8.00 per year for each year until withdrawals from the Account are begun by the Participant or his Beneficiary.

  C. Termination Fee: $8.00, payable on the termination and closure of the Account by the Participant or his Beneficiary.

  D. Periodic Cash Distribution: $1.75 for each payment.

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  E. Reinvestment of Cash Distributions (dividend and capital gains payments from the share of Bridges Investment Fund, Inc.): $1.05 for each reinvestment.

  Extraordinary services resulting from unusual administrative responsibilities not contemplated by the above schedule will be subject to such additional charges as will reasonably compensate the Custodian for the services involved.

  The foregoing charges will be deducted by the Custodian from the Participant's contributions, dividends, or capital gain distributions, periodic cash distributions, and termination remittances before investments or separation payments are made.

  III. Prospectus

  Participant represents that he has received copies of the current Prospectus of Bridges Investment Fund, Inc.

  IV. Participant's Right to Revoke

  Notwithstanding any provision hereof, or any provision of the Custodial Agreement, the Participant shall have the right to revoke this Application Form and the Custodial Account at any time within seven (7) days after the date of execution of this Application Form.

  V. Instructions to Participant

  Participant shall mail both copies of the Application Form, and executed Contribution Form and the initial contribution to U.S. Bank National Association, 1700 Farnam Street, Omaha, Nebraska 68102.

  Date: ____________________________.

  ___________________________________

  Signature of Participant

  ACCEPTED for U.S. Bank National Association

  By: ____________________________

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  DISCLOSURE STATEMENT

  BRIDGES INVESTMENT FUND, INC.

  SIMPLE INDIVIDUAL RETIREMENT ACCOUNT CUSTODIAL AGREEMENT

  NOTE: A prospective Participant should read and acknowledge receipt of this statement prior to executing his or her Application Agreement.

  As a prospective Participant under the Bridges Investment Fund, Inc., SIMPLE Individual Retirement Account Custodial Agreement, you are advised of the following:

  1. Right to Revoke. After executing the Application Agreement, you may revoke your SIMPLE Individual Retirement Account (the "Account") by mailing or delivering written notice of such revocation to the Custodian at any time within seven (7) days after date of execution of the Application Agreement. Such notice of revocation shall be delivered or addressed to the Custodian, U.S. Bank National Association, 1700 Farnam Street, Omaha, Nebraska 68102, telephone (402) 348-6000. A notice of revocation shall be deemed mailed on the date of the postmark (or if sent by certified or registered mail, the date of the certification or registration) if it is deposited in the mail in the United States in an envelope or other appropriate wrapper, first class postage prepaid, properly addressed. If you revoke your Account, you shall be returned your entire original contribution, sales commissions and administrative expenses incurred in establishing the Account.

  2. The Internal Revenue Code requires that the Custodial Agreement contain the following provisions:

  (a) Allowable Contributions. Except in the case of a "rollover contribution," no contribution will be accepted unless it is in cash, and contributions will not be accepted in excess of the amounts described under Section 408(p)(2) (relating to maximum allowable contributions to SIMPLE IRAs). If a rollover contribution is involved, the same property received from another SIMPLE IRA may be contributed to this Account. In general, a "rollover contribution" is a tax-free transfer of funds from one SIMPLE IRA to this Account.

  You may make a tax-free rollover from your Account to another SIMPLE IRA if you do so during the two-year period beginning on the date in which you first participated in any SIMPLE IRA plan maintained by an employer. Additionally, during such two-year period you may transfer all or a part of your Account to another SIMPLE IRA in a tax-free

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  trustee-to-trustee transfer. However, if you transfer any part of this Account to the trustee of a traditional IRA (not a SIMPLE IRA) within this two-year period, the payment is neither a tax-free trustee-to-trustee transfer nor a rollover contribution. Instead, the payment is a distribution from the SIMPLE IRA and a contribution to the traditional IRA which will not be a rollover contribution. At the end of this two-year period, you may transfer any part of this Account to a traditional IRA as a tax-free trustee-to-trustee transfer.

  (b) Custodian. The Custodian (or Trustee) of the Account must be a bank or other organization approved by the Commissioner of Internal Revenue.

  (c) No Investment in Life Insurance Contracts. No portion of the Account may be invested in life insurance contracts.

  (d) Account Nonforfeitable. Your rights to any Participant contributions made to your Account are nonforfeitable.

  (e) No Commingling of Account Assets. The assets of the Account will not be commingled with other property except in a common trust fund or common investment fund.

  (f) Minimum Required Distributions. The entire balance of your Account must begin to be distributed to you on or prior to April 1 following the calendar year in which you reach age 70-1/2 (the "Required Beginning Date"). If distributions are to be made in a form other than a lump sum payment on the Required Beginning Date, the distributions must be made over a period which is no longer than your life, or the joint lives of you and your Beneficiary, or a certain period of years not exceeding your life expectancy, or the joint life expectancies of you and your Beneficiary.

  (g) Distribution of Account Upon Your Death. Different rules apply to how your Account will be distributed upon your death depending on whether or not you die before you begin receiving minimum required distributions and whether or not you have a designated beneficiary. For a more detailed explanation of these rules, see Section 3(m) of this Disclosure Statement

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  3. Information regarding SIMPLE Individual Retirement Accounts:

  (a) There are three types of contributions which can be made to your Account: (i) Salary Reduction Contributions; (ii) Employer Matching Contributions; and (iii) Nonelective Contributions. These types of contributions are discussed in more detail below.

  (i) Salary Reduction Contributions. To fund your Account, you must make a written election to have your employer reduce your compensation by the amount that you want contributed to your Account. Your salary reduction contributions must be expressed as a dollar amount or as a percentage of your compensation and may not exceed the applicable dollar amount for any year.

  For purposes of this Disclosure Statement, the term "applicable dollar amount" is determined in accordance with the following:
Year	Applicable Dollar Amount
2002	$7,000
2003	$8,000
2004	$9,000
2005 and later years	$10,000

  For years beginning after 2005, the applicable dollar amount may be adjusted for cost-of-living increases.

  (ii) Employer Matching Contributions. Your employer must make a matching contribution to your Account equal to your salary reduction contributions up to a maximum of 3% of your compensation for the year. Your employer may make a matching contribution of less than 3% of your compensation only if the following conditions are met: (A) The matching contribution limit is not reduced below 1%; (B) the matching contribution limit is not reduced to less than 3% of your compensation for more than two calendar years during the five-year period ending with the calendar year in which the reduction is effective; and (C) You are notified of the reduced limit within a reasonable period of time before your sixty-day election period for the calendar year. The sixty-day election period is discussed in more detail below in Section 3(g) below.

  (iii) Nonelective Contributions. As an alternative to making employer matching contributions, your employer may make nonelective contributions equal to 2% of your compensation each year, taking into account a maximum compensation limit of $200,000 (as adjusted to reflect any annual cost-of living increases announced by the Internal Revenue Service). However, if your employer decides to make nonelective contributions, you must be notified of this fact within a reasonable period of time before your sixty-day election period for the calendar year.

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  (b) Vesting. All contribution to your Account are non-forfeitable.

  (c) Withdrawals. Although there may be tax consequences to making a withdrawal from your Account, your employer may not impose any prohibition on your ability to make withdrawals. Furthermore, your employer's contributions made to your Account on your behalf cannot be conditioned on your employer's retaining any portion of the amount contributed.

  (d) Participation Requirements. Your employer must cover you under the SIMPLE IRA plan if you received at least $5,000 in compensation from the employer during any two preceding years, and you are reasonably expected to receive at least $5,000 in compensation for this year. The employer may establish lower dollar and service conditions for participation in the documents establishing the SIMPLE IRA plan.

  (e) Administrative Requirements. Depending on the type of contribution made to your Account on your behalf, your employer has different time-frames in which to make these contributions. With respect to your salary reduction contributions, the employer must make these contributions no later than thirty days following the last day of the month to which the contributions are to be made. Employer matching contributions or nonelective contributions made by your employer must be made no later than the time prescribed by law for filing the return for the taxable year (including extensions thereof).

  (f) Terminating Your Participation in Account. You may terminate your participation in this Account at any time during the year, except that if you do so, you may not resume participating in the Account until the beginning of the next year. If you terminate your participation in this Account, then your employer will also stop making any matching contributions.

  (g) Time of Election. You may elect to participate and have salary reduction contributions made to your Account during the sixty-day period before the beginning of any calendar year. Your participation will begin on the first day of the calendar year following your election. After you begin participating, you may change your salary reduction contributions only during the sixty-day period before the beginning of any calendar year.

  (h) Tax Treatment of Distributions. Except for qualifying rollover distributions, distributions made to you from the Account will be taxable to you as ordinary income.

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  (i) Engaging in Prohibited Transactions. If you or your Beneficiary engages in a prohibited transaction described in Section 4975(c) of the Internal Revenue Code with respect to your Account, the Account will lose its exemption from tax by reason of Section 408(e)(2)(A) of the Internal Revenue Code, and you must include in your gross income the fair market value of the Account.

  (j) Pledging Account as Collateral. If you pledge your Account as security for a loan, then, under Section 408(e)(4) of the Internal Revenue Code, the portion so pledged is treated as distributed to you. This deemed distribution would subject you to current income taxation for the taxable year during which your Account is so used.

  (k) Premature Distributions. A penalty tax of 10% is imposed by Section 72(t) of the Internal Revenue Code on the amount of certain distributions made before you have attained age 59-1/2 (with the exception of a distribution that is to be a "rollover contribution," or distributions allowable under the Internal Revenue Code for higher education expenses, certain medical expenses, a first home purchase, or a distribution on account of your death or disability). Non-exempt distributions from your Account within two years of the date you first participated in any SIMPLE IRA will be subject to a 25% penalty tax in lieu of the 10% penalty tax discussed above. Amounts constructively distributed as a result of use of the Account as security for a loan will be considered an early distribution and be subject to the 10% penalty tax (or 25% penalty tax, if applicable). These penalty taxes are in addition to regular federal and state income taxes; distributions from the Account (except a distribution that is a "rollover contribution") are always taxed as ordinary income to you or your Beneficiary. If you are age 59-1/2 and are deciding whether to receive a distribution from your Account, you should seek the advice of a lawyer or other tax advisor to determine the tax consequences of receiving the contemplated distribution.

  (l) Minimum Required Distributions. You must begin receiving distributions from your Account on or before April 1 of the calendar year following the calendar year in which you reach age 70 1/2. This is known as your "Required Beginning Date." Ordinarily, you must receive your minimum required distribution for a calendar year before the end of such calendar year. The exception is your first minimum required distribution, which must be made no later than your Required Beginning Date

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  The minimum distribution for any taxable year is equal to the amount obtained by dividing your Account balance at the end of the prior year by the applicable divisor. The applicable divisor is generally determined by using the Uniform Lifetime Table in Treasury Regulations Section 1.401(a)(9)-9. This Uniform Lifetime Table assumes your beneficiary is exactly ten years younger than you. However, if your spouse is your sole beneficiary and is more than ten years younger than you, then the applicable divisor is determined by using the Joint and Last Survivor Table set forth in Treasury Regulations Section 1.401(a)(9)-9, using your and your spouse's attained ages as of your and your spouse's birthdays in the distribution calendar year.

  (m) Distributions Upon Your Death. If you die before your entire Account has been distributed to you, then minimum distributions must be made after your death in accordance with the following:

  (i) If you die on or after your Required Beginning Date, then minimum distributions must be made after your death in accordance with the following:

  (A) If there is a designated Beneficiary who is someone other than your spouse, the remaining balance of the Account will be distributed over the designated Beneficiary's remaining life expectancy, using the Beneficiary's age as of his or her birthday in the year following the year of your death, or over the period described in subparagraph (C) below, if longer.

  (B) If your sole designated Beneficiary is your spouse, the remaining balance of the Account will be distributed over your spouse's life, or over the period described in subparagraph (C) below, if longer. Any interest remaining after your spouse's death will be distributed over your spouse's remaining life expectancy, using the spouse's age as of his or her birthday in the year of the spouse's death, or, if the distributions are being made over the period described in subparagraph (C) below, over such period.

  (C) If there is no designated Beneficiary, or if this subparagraph (C) applies by operation of subparagraph (A) or (B) above, the remaining balance of the Account will be distributed over your remaining life expectancy determined in the year of your death.

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  (ii) If you die before your Required Beginning Date, then minimum distributions must be made after your death in accordance with the following:

  (A) If there is a designated Beneficiary who is someone other than your spouse, the remaining balance of the Account will be distributed, starting by the end of the year following the year of your death, over the designated Beneficiary's remaining life expectancy using the Beneficiary's age as of his or her birthday in the year following the year of your death, or, in accordance with subparagraph (C) below.

  (B) If your sole designated Beneficiary is your spouse, the remaining balance of the Account will be distributed, starting by the end of the year following the year of your death (or by the end of the year in which you would have attained age 70 1/2, if later) over your spouse's life, or, in accordance with subparagraph (C) below. If your surviving spouse dies before distributions are required to begin to be made to him or her, the remaining balance of the Account will be distributed, beginning by the end of the year following the year of the surviving spouse's death, over the surviving spouse's designated beneficiary's remaining life expectancy, using the beneficiary's age as of his or her birthday in the year following the death of the surviving spouse, or, in accordance with subparagraph (C) below. If your surviving spouse dies after distributions are required to begin to be made to him or her, the remaining balance of the Account will be distributed over the surviving spouse's remaining life expectancy, using the surviving spouse's age as of his or her birthday in the year of the surviving spouse's death.

  (C) If there is no designated Beneficiary, or if this subparagraph (C) applies by operation of subparagraph (A) or (B) above, the remaining balance of the Account will be distributed by the end of the year containing the fifth anniversary of your death (or your surviving spouse's death).

  If you designate multiple Beneficiaries, unless you direct otherwise, then upon your death, the Custodian shall divide the remaining Account balance into separate shares in accordance with your Application Form.

  (n) Distributions in Accordance with Regulations. In all events, distributions from your Account must comply with Treasury Regulations Sections 1.401(a)(9)-2 through 1.401(a)(9)-9, and if any of the provisions herein are inconsistent with Internal Revenue Code Section 401(a)(9), then Internal Revenue Code Section 401(a)(9) shall govern.

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  (o) Estate Taxes/Gift Taxes. The balance in your Account at the time of your death is includible in your gross estate for federal estate tax purposes. Naming a beneficiary to receive a distribution from the Account upon death will not, however, be treated as a gift by you subject to gift tax.

  (p) Excess Accumulations. If distributions from the Account are not made in the minimum amounts required by law by April 1 of the year following the year in which you reach age 70-1/2, a tax equal to 50% of the difference between the amount distributed and the minimum amount required to be distributed under Section 401(a)(9) of the Internal Revenue Code will be imposed.

  (q) Requirement to File Form 5329. Form 5329 (Return for Additional Taxes Attributable to Qualified Retirement Plans-Including IRAs-Annuities, and Modified Endowment Contracts) must accompany your tax return if any penalty taxes described in this Disclosure Statement are owed.

  4. Method for Computing and Allocating Annual Earnings. Each year, substantially all of the net income of Bridges Investment Fund, Inc. (earnings on investments less the expenses of operating the Fund) and net capital gains, if any, realized from the sale of securities by the Fund, are distributed in the form of dividends to shareholders. Such dividends are paid on a per share basis. Your Account will receive dividends from Bridges Investment Fund, Inc., based on the number of shares held in your Account as of the date a dividend is declared. However, since dividends are contingent upon the Fund's having net income and/or net capital gains, no dividends can be guaranteed or projected for any year.

  A more complete explanation of the management and operation of Bridges Investment Fund, Inc., is contained in the Prospectus for the Fund. You will receive quarterly and annual reports so long as any portion of your Account is invested in shares of Bridges Investment Fund, Inc.

  5. IRS Approval. The Bridges Investment Fund, Inc., SIMPLE Individual Retirement Custodial Agreement has been approved as to form by the National Office of the Internal Revenue Service in Washington, D.C. on ____________________. However, the approval that has been issued by the Internal Revenue Service is a determination only as to the form of the Account and does not represent a determination of the merits of the Account.

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  7. Additional Information. Further information concerning SIMPLE Individual Retirement Accounts can be obtained from any district office of the Internal Revenue Service. Also, additional tax information regarding Individual Retirement Accounts is available in Revenue Service Publication 590 which can be obtained from any IRS district office.

  NOTICE TO PARTICIPANT

  This Disclosure Statement is not intended as a complete or definitive explanation or interpretation of the law regarding Individual Retirement Accounts or SIMPLE IRAs. You should consult with your attorney or other tax adviser regarding the legal and financial consequences of establishing an Account. You have the sole responsibility for determining your eligibility to establish an Account and the tax consequences of any contribution to the Account.

  Tax Status of Account. Contributions to a SIMPLE IRA are excludable from federal income tax and not subject to federal income tax withholding. You salary reduction contributions to your Account are subject to Federal Insurance Contributions Act and the Federal Unemployment Tax Act taxes.

  The undersigned acknowledges receipt of this Disclosure Statement the _____ day of _______________, _______.

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  Signature of Participant